Exhibit 99.1
Matt Arens, CEO and Founder of Health Catalyst’s Largest Shareholder, First Light Asset Management, Joins Board of Directors
SALT LAKE CITY, Utah - Dec. 2, 2025 - Health Catalyst, Inc. (“Health Catalyst” or the “Company,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced that Matt Arens, CEO and Founder of First Light Asset Management, LLC (“First Light”), has been appointed to serve as a member of Health Catalyst's board of directors ("Board"), effective immediately.
Shareholders since Health Catalyst’s IPO in 2019, First Light is the Company’s largest shareholder, owning over 13 million shares.
“We are excited to welcome Matt to the Health Catalyst Board of Directors. His depth of experience in capital markets, particularly in identifying meaningful shareholder value creation opportunities within micro- to mid-cap publicly traded healthcare companies, adds an important perspective to our Board,” said John Kane, independent Chair of Health Catalyst’s Board. Dan Burton, CEO of Health Catalyst, added: “We believe Matt’s contributions will be invaluable as we advance our mission to enable measurable healthcare improvement, sharpen our strategic focus, and seek to drive significant value for our shareholders.”
Since entering the investment field nearly 30 years ago, Mr. Arens has focused on identifying healthcare companies presenting unique opportunities for growth. He has managed dedicated healthcare portfolios for more than 15 years and serves as senior portfolio manager across all First Light investment strategies. The firm’s longest-running separately managed account strategy was ranked the #1 U.S. small-cap growth strategy for the period spanning its inception in September 2008 through the period ended Sept. 30, 2025 (ranking by PSN/Informa).1,2

Prior to founding First Light in 2013, Mr. Arens was president and senior portfolio manager at Kopp Investment Advisors. While at Kopp, he served as the sole portfolio manager for the firm’s healthcare-focused investment strategy. Mr. Arens graduated from Purdue University with a Bachelor of Science in financial planning.
"I am humbled to be invited to join Health Catalyst’s board and hope my contributions will be additive to the board's efforts,” Mr. Arens said. “We at First Light strongly feel the market is not recognizing the significant value embedded within Health Catalyst’s business. The combination of a low multiple on EBITDA, high free cash flow generation potential, and the incredible value of the data Health Catalyst possesses leads us to believe the opportunity for appreciation in Health Catalyst shares is extraordinary.”
The Company also announced that Matthew Kolb, who has served as Health Catalyst director since 2023, will not stand for re-election at the Company’s 2026 annual meeting. “Matthew has been an extraordinary leader in advancing data-informed healthcare improvements and has had a significant and impactful presence on the Health Catalyst Board,” said John Kane, independent Chair of Health Catalyst’s Board. “We look forward to his continuing contributions to the Board until our annual meeting.”

1First Light investment strategy data from 9/30/2008 (inception) through 9/25/2013 reflects a representative account that held the majority of the assets managed by First Light’s senior portfolio manager while affiliated with a prior firm. From 9/26/2013 forward, performance represents the First Light Health Care Non-Advisory Composite.
2Rankings from PSN/Informa are based on trailing returns that are reported as gross of fees, so as not to take into account varying fee structures across managers. Performance is self-reported. Rankings reflect reported performance to PSN as of 9/30/2025. First Light does not pay to be included in the PSN/Informa ranking, but did formerly subscribe to its services.

About Health Catalyst
Health Catalyst (Nasdaq: HCAT) is a leading provider of data and analytics technology and services that ignite smarter healthcare, lighting the path to measurable clinical, financial, and operational improvement. More than 1,100 organizations worldwide rely on Health Catalyst's offerings, including our cloud-based technology ecosystem, Health Catalyst Ignite™, AI-enabled data and analytics solutions, and expert services to drive meaningful outcomes across hundreds of millions of patient records. Powered by high-value data, standardized measures and registries, and deep healthcare domain expertise, Ignite helps organizations transform complex information into actionable insights. Backed by a multi-decade mission and a proven track record of delivering billions of dollars in measurable results, Health Catalyst continues to serve as the catalyst for massive, measurable, data-informed healthcare improvement and innovation.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Mr. Arens joining the Board and the prospects and future performance of Health Catalyst. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.
Important risks and uncertainties that could cause actual results to differ materially from Health Catalyst’s expectations, plans and prospects. For a detailed discussion of the risk factors that could affect Health Catalyst’s actual results, please refer to the risk factors identified in Health Catalyst’s SEC reports, including, but not limited to, the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the SEC on November 10, 2025 and the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025 and amended on April 30, 2025. All information provided in this release and in the attachments is as of the date hereof, and Health Catalyst undertakes no duty to update or revise this information unless required by law.
Media Contact:
Kathryn Mykleseth
Director of Public Relations and Communications
media@healthcatalyst.com
Investor Relations Contact:
Matt Hopper
SVP of Finance and Head of Investor Relations
ir@healthcatalyst.com